January 17, 2001

Security Income Fund
700 Harrison Street
Topeka, KS 66636-0001

Dear Sir/Madam:

I refer to the  registration  statement,  File No.  2-38414,  of Security Income
Fund, a Kansas  corporation,  hereinafter  referred to as the  "Company,"  being filed with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933 the shares of the Company.

I have  examined  the Articles of  Incorporation  and the bylaws of the Company, minutes of the applicable meetings of the Board of Directors and stockholders of the Company,  and other  corporate  records,  applicable  certificates of public officials, and other documents I have deemed relevant.

Based upon the foregoing, it is my opinion that:

1.  The Company is duly organized,  existing and in good standing under the laws of the State of Kansas.

2.  The  Company has  authorization  to sell an  indefinite  number of shares of capital  stock of par  value of $1.00 per share  pursuant  to an  indefinite registration of such shares made effective December 4, 1984.

3.  All necessary corporate actions have been taken to authorize the sale by the company, for the consideration set forth in the registration statement, and, upon the sale by the  Company  of those  shares,  they will be duly  issued, fully paid and nonassessable.

Sincerely,

CHRIS SWICKARD

Christopher D. Swickard, Esq.
Assistant Secretary
Security Income Fund